Exhibit 10.19

VIASYS HEALTHCARE INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made and entered into as of November 1, 2003, by and among VIASYS Healthcare Inc., a Delaware corporation (together with its successors and assigns permitted under this Agreement, the “Company”) and Lori Cross (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company and the Executive desire to enter into an employment agreement as set forth herein to embody the terms and provisions of the Executive’s employment (the “Agreement”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the Company and the Executive hereby agree as follows:

1.             DEFINITIONS.

(a)           “Affiliate” means a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.

(b)           “Base Salary” means the salary provided for in Section 4 or any increased salary granted to the Executive pursuant thereto.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Cause” means the occurrence of any one or more of the following events:

(i)            the Executive’s repeated failure to comply with the reasonable directives of the relevant senior officers;

(ii)           the Executive’s conviction of committing a felony which is materially and demonstrably injurious to the Company; or

(iii)          the Executive’s continued gross neglect of her duties with the Company (other than any such occurrence resulting from incapacity due to physical or mental illness).

(e)           “Change in Control” means an event or occurrence set forth in any one or more of subsections (i) through (vi) below (including an event or occurrence that constitutes a Change in Control under one of such subsections but is specifically exempted from another such subsection):

(i)            the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 40% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control:

(A)          any acquisition by the Company,

(B)           any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(C)           any acquisition by any corporation pursuant to a transaction that complies with clauses (A) and (B) of subsection (V) of this Section,

(ii)           the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (A) who was a member of the Board on the date of the execution of this Agreement or (B) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (B) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board;

(iii)          the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”); or

(iv)          approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Disability” or “disabled” means a disability which results in the Executive’s entitlement to long-term disability benefits under the Company’s applicable long-term disability plan

(h)           “Effective Date” means November 1, 2003.

(i)            “Notice of Termination” means a written notice from one party to the other party hereto given in accordance with Section 24, terminating the Executive’s employment hereunder.  Any Notice of Termination shall (i) indicate the specific termination provision hereunder relied on by the party giving such notice and (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances providing a basis for termination of the Executive’s employment under the provision so indicated.  The failure by the Company to set forth any fact or circumstance that contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting any such fact or circumstance in enforcing its rights hereunder.

(j)            “Stock” means the common stock, $0.01 par value per share, of the Company.

(k)           “Termination Date” means, with respect to any termination of the Executive’s employment hereunder, the effective date of such termination pursuant to Section 10.

2.             TERM OF EMPLOYMENT.

This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall continue until the date that is two years from the Effective Date (the “Term”).  If the Company elects not to extend the Term of the Agreement on terms and conditions substantially similar to those set forth in this Agreement, the Company shall provide the Executive with written notice at least six months prior to the end of the then current term.

3.             POSITION, DUTIES AND RESPONSIBILITIES.

(a)           Commencing on the Effective Date, the Executive is, and shall be, employed as Group President, NeuroCare of the Company and the Executive has been assigned and shall be assigned such duties and responsibilities as are reasonably consistent with such positions and such other duties and responsibilities as the CEO or the Executive’s direct supervisor from time to time deem appropriate.

(b)           During the Term of Employment, the Executive shall devote her entire business time, attention and energies to the business and interest of the Company in performing her duties and responsibilities under this Agreement, and to that end, the Executive shall not serve on the board of directors of other corporations or entities without the prior approval of the Board.

(c)           Notwithstanding anything contained in Section 3(b) to the contrary, nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of trade associations and/or charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing her personal investments and affairs, provided, that such activities do not materially interfere with the proper performance of her duties and responsibilities as set forth in this Section 3.

4.             BASE SALARY; INITIAL STOCK OPTION GRANT.

The Executive shall be paid an annualized base salary, payable in accordance with the regular payroll practices of the Company, of $265,000, which amount may be increased from time to time in the discretion of the Board.  In addition, the Executive shall be granted 120,000 options on the Company’s Stock, with an exercise price equal to the current fair market value of the Stock on the Effective Date (the “Initial Stock Option Award”), subject to the terms and conditions set forth in the relevant Company equity compensation plan and grant instrument.

5.             ANNUAL CASH INCENTIVE AWARD.

(a)           In General.  During the Employment Term, the Executive shall participate in (a) the VIASYS Healthcare Inc. Management Incentive Plan (the “MIP”) with a target bonus of 50%, or such other amount as may be determined by Board or the appropriate committee or individual and (b) any other incentive programs established by the Company for its senior level executives generally; provided, however, that for the 2003 fiscal year, the bonus payable to the Executive shall not be less than $45,000.

(b)           Stipend.  The Executive shall also be paid a $100,000 stipend as additional compensation as of (a) the first anniversary of the Effective Date, and (b) the second anniversary of the Effective Date, subject as to each payment to the requirement that the Executive must be in the continuous active employ of the Company as of such anniversary date in order to obtain such payment amount.  Further, such payment amount, if due, shall be fully subject to federal, state and local tax withholding and shall not be deemed benefit-bearing for purposes of any Company employee benefit plan or Company compensation arrangement.

6.             EMPLOYEE BENEFIT PROGRAMS.

During the Employment Term, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives.

7.             PERQUISITES.

During the Term of Employment, the Executive shall be entitled to participate in all of the Company’s executive perquisites in accordance with the terms and conditions of such arrangements as are in effect from time to time for the Company’s senior-level executives.

8.             REIMBURSEMENT OF BUSINESS AND OTHER EXPENSES.

The Executive is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement and the Company shall promptly reimburse her for such expenses, subject to documentation in accordance with the Company’s policy.

9.             TERMINATION OF EMPLOYMENT.

The Executive’s employment hereunder shall terminate effective immediately upon the earlier to occur of the following events:

(a)           death of the Executive;

(b)           receipt by either party of a Notice of Termination for Disability from the other party, but in any event not until the Executive is determined to be disabled in accordance with Section 1(g);

(c)           the day the Executive receives a Notice of Termination for Cause from the Company.

(d)           the 30th day following  receipt by the Executive of a Notice of Termination Without Cause from the Company; and

(e)           the 31st day following receipt by the Company of a Notice of Termination of Employment from the Executive.

10.           RIGHTS AND REMEDIES UPON TERMINATION OF EMPLOYMENT.

(a)           TERMINATION DUE TO DEATH.  In the event that the Executive’s employment is terminated due to her death, her estate or her beneficiaries, as the case may be, shall be entitled to the following benefits:

(i)            The Executive’s then current Base Salary through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)           An annual cash incentive bonus award for the year in which the termination occurs, pro-rated through the Termination Date, determined in accordance with the provisions of Section 5 (the “Pro-Rated Annual Bonus”), which shall be payable when incentive awards are normally paid to comparable executives; and

(iii)          Each outstanding option granted under an equity compensation plan maintained by the Company to purchase shares of stock of the Company shall become immediately exercisable, and thereafter, shall remain exercisable until the first anniversary of Termination Date.

(b)           TERMINATION DUE TO DISABILITY.  In the event that the Executive’s employment is terminated by either party due to her Disability, she shall be entitled to the following benefits:

(i)            Disability benefits in accordance with the long-term disability (“LTD”) program then in effect for comparable executives of the Company;

(ii)           The Executive’s then current Base Salary through the end of the LTD elimination period, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(iii)          The Pro-Rated Annual Bonus, payable when incentive awards are normally paid to comparable executives; and

(iv)          Each outstanding option granted under an equity compensation plan maintained by the Company to purchase shares of stock of the Company shall become immediately exercisable, and thereafter, shall remain exercisable until the first anniversary of Termination Date.

(c)           TERMINATION BY THE COMPANY FOR CAUSE.  In the event that the Company terminates the Executive’s employment for Cause:

(i)            The Executive shall be entitled to receive her current Base Salary through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)           The Executive shall not be entitled to any benefits, severance or other compensation; and

(iii)          Any portion of an outstanding option granted under an equity compensation plan maintained by the Company to purchase shares of stock of the Company that has previously become exercisable shall remain exercisable for a period of 90 days after the Termination Date.  Any portion of an outstanding option granted under an equity compensation plan maintained by the Company that is not exercisable as of the Termination Date shall immediately terminate.

(d)           TERMINATION BY THE EXECUTIVE.  In the event of a termination of employment by the Executive on her own initiative, other than due to (A) death, (B) Disability, (C) the expiration of the then current Term of Employment, or (D) a notice from one party to the other of its intent not to extend the Employment Term

(i)            The Executive shall be entitled to receive her current Base Salary through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)           The Executive shall not be entitled to any benefits, severance or other compensation; and

(iii)          Any portion of an outstanding option granted under an equity compensation plan maintained by the Company to purchase shares of stock of the Company that has previously become exercisable shall remain exercisable for a period of 90 days after the Termination Date.  Any portion of an outstanding option granted under an equity compensation plan maintained by the Company that is not exercisable as of the Termination Date shall immediately terminate.

(e)           TERMINATION WITHOUT CAUSE.  In the event of a termination of the Executive’s employment by the Company, other than due to (A) death, (B) Disability, (C) Cause, (D) a notice from one party to the other of its intent not to extend the Employment Term, the Executive shall be entitled to the following benefits:

(i)            The Executive’s then current Base Salary through the Termination Date, which shall be payable in a lump sum within thirty (30) days of the Termination Date;

(ii)           The Pro-Rated Annual Bonus, payable when incentive awards are normally paid to comparable executives;

(iii)          An amount equal to the sum of (A) the Executive’s then current Base Salary and (B) the most recent cash incentive paid or the target bonus available under the VIASYS Management Incentive Plan then in existence, whichever is higher, payable in a lump sum within ninety (90) days of the Termination Date; and

(iv)          Any portion of an outstanding option granted under an equity compensation plan maintained by the Company to purchase shares of stock of the Company that has previously become exercisable shall remain exercisable for a period of 90 days after the Termination Date. Any portion of an outstanding option granted under an equity compensation plan maintained by the Company that is not exercisable as of the Termination Date shall immediately terminate.

(f)            OTHER TERMINATION BENEFITS.  In the case of any of the foregoing terminations, to the extent not previously paid or provided or otherwise contrary to the terms and conditions of this Agreement, the Executive or her estate or beneficiaries, as the case may be, shall also be entitled to the balance of any incentive awards due the Executive but not yet paid (including awards due for performance periods that have been completed, but have not yet been paid), any expense reimbursements due the Executive, and other benefits, if any, in accordance with applicable plans or programs of or contracts or agreements of the Executive with the Company.  In addition, unless indicated otherwise in this Agreement, the treatment of any options granted to the Executive in the case of any of the foregoing terminations, shall be governed by the terms of the VIASYS Equity Incentive Plan or other relevant equity compensation plan or any associated stock option agreement.

(g)           TERMINATION FOLLOWING A CHANGE IN CONTROL.  Notwithstanding anything to the contrary in this Agreement, in the event the Executive’s employment with the Company is terminated within twelve (12) months following a Change in Control, the Executive shall be entitled to benefits equal to (i) the benefits due and payable to her under the change of control plan sponsored by the Company, if any, (the “Change of Control Plan”), or (ii) the

benefits due and payable to her under Section 10 of this Employment Agreement as a result of such termination.  In furtherance thereof, it is the parties’ understanding that in the event of a termination under such circumstances, the Executive shall only be entitled to receive benefits payable under either the Change of Control Plan or this Employment Agreement (but not both); provided, however, that any stock options or other equity rights held by the Executive are to be subject to the terms and conditions of the equity grant as set forth in the relevant equity plan or grant agreement.

(h)           INITIAL STOCK OPTION VALUATION GUARANTEE.  With respect to the period beginning on the Effective Date and ending on the third anniversary of that Date (the “Measurement Period”), in the event that the Aggregate Intrinsic Value of the vested portion of the Initial Stock Option is less than $425,000 (the “Threshold Amount”) on the Termination Date and the Executive’s employment is terminated prior to the end of the Measurement Period (a) by the Company without Cause; (b) by the Executive due to the Company’s material breach of any of its obligations under this Agreement, provided that the Company receives written notice of such claimed breach and a reasonable opportunity to cure such breach, if feasible; or (c) as a result of the Executive’s death or Disability, then the Company shall pay the Executive (or the Executive’s estate) within ten (10) business days following the Termination Date an amount equal to the Threshold Amount minus the Aggregate Intrinsic Value of the vested portion of the Initial Stock Option, with each determined as of the Termination Date (the “Valuation Guarantee Payment”); provided, however, that (i) in the event that the Executive exercises any portion of the Initial Stock Option prior to the Termination Date, any realized gain from such exercise shall be added to the Aggregate Intrinsic Value of the vested portion of the Initial Stock Option on the Termination Date and shall be counted against the Threshold Amount; (ii) the value of any stock options, stock grants or other forms of equity compensation granted to the Executive prior to the end of the Measurement Period shall be added to the Aggregate Intrinsic Value amount; and (iii) if the Aggregate Intrinsic Value, taking into account subparagraph (ii), at any time during the Measurement Period equals or exceeds the Threshold Amount, this Section 10(h) shall be of no further effect.  Notwithstanding any contrary provision of this agreement, any Valuation Guarantee Payment amount shall (x) be determined prior to the effect of any tax imposed upon such Payment but shall be fully subject to applicable withholding taxes; and (y) not be treated as benefit-bearing for purposes of any employee benefit or compensation plan maintained by the Company.  For purposes of this Section 10(h), the term “Aggregate Intrinsic Value” shall mean the excess as of the relevant date of (i) the fair market value of the Stock; over (ii) the exercise price of the Initial Stock Option; provided, however, that in no event shall such amount be a negative number.  This Section 10(h) shall be applicable to any successor to the Company (with such successor being treated as the Company for purposes of this provision) and all value determinations shall be performed with reference to any successor form of equity into which the Initial Stock Option is converted.

(i)            NATURE OF PAYMENTS.  Any amounts due under this Section 11 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(j)            NO MITIGATION; NO OFFSET.  The Executive shall not be required to mitigate the amount of any payment or benefit provided in this Section 10 by seeking other employment or otherwise.  Further, except as provided in Section 10, the amount of any payment or benefits provided for in this Section 10 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer.

11.           CONFIDENTIALITY & ASSIGNMENT OF INVENTIONS.

(a)           The Executive shall execute and deliver to the Company on the Effective Date the Company’s standard employee Confidentiality and Assignment of Inventions Agreement, substantially in the form attached hereto as EXHIBIT A.

(b)           Upon the termination of the Executive’s employment, the Executive (or in the event of her death, the Executive’s personal representative) shall promptly surrender to the Company the original and all copies of any materials containing confidential information of the Company which are then in the Executive’s possession or control; provided, however, that the Executive shall not be required to surrender her rolodexes, personal diaries and other items of a personal nature.

12.           NON-COMPETITION; NON-SOLICITATION.

(a)           The Executive acknowledges (i) that in the course of her employment with the Company she will become familiar with trade secrets and customer lists of, and  other confidential information concerning, the Company and its Affiliates, customers, and clients and (ii) that her services will be of special, unique and extraordinary value to the Company.

(b)           The Executive agrees that during the Term of Employment and for a period of one year following her termination of employment for any reason she shall not in any manner, directly or indirectly, through any person, firm, corporation or enterprise, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or advisor or consultant to any person, firm, corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged (collectively, the “Restricted Activity”), in any Competitive Activity (as defined below).  For the purposes of this Section 12, a “Competitive Activity” shall mean, unless otherwise determined by the Board, a business that (i) is being conducted by the Company or any Affiliate at the time in question and (ii) was being conducted, or was under active consideration to be conducted, by the Company or any Affiliate, at the date of the termination of the Executive’s employment.  It is agreed and understood that the prohibitions provided for in this Section 12(b) shall not restrict the Executive from (x) engaging in Restricted Activity for any subsidiary, division or Affiliate or unit of a company (collectively a “Related Entity”) if that Related Entity is not engaged in a Competitive Activity, irrespective of whether some other Related Entity of that company engages in what would otherwise be considered to be a Competitive Activity (as long as Executive does not engage in Restricted Activity for such other Related Entity); or (y) providing services to a business that is engaged in a Competitive Activity determined with respect to the Company generally but not with respect to the NeuroCare division of the Company, as determined by the Company in its reasonable discretion.

(c)           The Executive further agrees that during the Non-Competition Period she shall not (i) in any manner, directly or indirectly, hire or cause to be hired any employee of or advisor or consultant to the Company or any of its Affiliates for any purpose or in any capacity whatsoever, or (ii) in connection with any business to which Section 12(b) applies, call on, service, solicit or otherwise do business with any customer of the Company or any of its Affiliates; provided, however, that the restriction contained in clause (i) of this Section 12(c) shall not apply to, or interfere with, the proper performance by the Executive of her duties and responsibilities under Section 3 of this Agreement.

(d)           Nothing in this Section 12 shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding common stock, capital stock and equity of any firm, corporation or enterprise so long as the Executive has no active participation in the management or business of such firm, corporation or enterprise.

(e)           If the restrictions stated herein are found by a court to be unreasonable, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

13.           REMEDIES.

Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.  Nothing in this Section 13 is intended to prevent the parties from raising any and all defenses with respect to the necessity for, and scope of, such injunctive or equitable relief.

14.           RESOLUTION OF DISPUTES.

Subject to the provisions of Section 13 regarding specific performance and/or injunctive relief, any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration, to be held in Philadelphia, Pennsylvania, in each case in accordance with the rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

15.           EXPENSES.

(a)           Subject to the provisions of Sections 13 and 14, in the event any party hereto (for the purposes of this Section 15, the “Aggrieved Party”) seeks a judicial adjudication of, or an award in arbitration to enforce, the Aggrieved Party’s rights under, or to recover damages for the breach of, this Agreement, the Aggrieved Party shall be entitled to recover from the other party or parties, as the case may be, and shall be indemnified by the other party or parties, as the case may be, against, any and all costs actually and reasonably incurred by the Aggrieved Party in such judicial adjudication or arbitration, including, without limitation, reasonable attorney’s fees, but only if the Aggrieved Party prevails in such proceeding.

16.           ASSIGNABILITY; BINDING NATURE.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns.  Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.  No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than her rights to compensation and benefits, which may be transferred only by will or operation of law.

17.           REPRESENTATIONS AND WARRANTIES.

(a)           The Company represents and warrants that it has all requisite corporate power and authority to enter into this Agreement and that the performance by the Company of its obligations under this Agreement will not violate any agreement to which it is a party.

(b)           The Executive represents that the execution of this Agreement by the Executive and the performance by her of her obligations hereunder will not violate any agreement to which she is a party.

(c)           The Executive hereby represent and warrants that she is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  The Executive further represents and warrants that Executive’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to Executive’s employment with the Company.  The Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.  The Executive will not hereafter grant anyone any rights inconsistent with the terms of this Agreement.

18.           ENTIRE AGREEMENT.

This Agreement and the Exhibit attached hereto and incorporated herein by reference contain the entire understanding and agreement between the parties concerning the subject matter hereof and thereof and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.  This is an integrated document.

19.           AMENDMENT OR WAIVER.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company, other than the Executive.  No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any such waiver must be in writing and signed by the Executive or an authorized officer of the Company, other than the Executive, as the case may be.

20.           SEVERABILITY.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

21.           SURVIVORSHIP.

Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment.  This Agreement itself (as distinguished from the Executive’s employment) may not be terminated by either party without the written consent of the other party.

22.           REFERENCES.

In the event of the Executive’s death or a judicial determination of her incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

23.           GOVERNING LAW/JURISDICTION.

This Agreement shall be governed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

24.           NOTICES.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) sent by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

If to the Company:	VIASYS Healthcare Inc. 227 Washington Street, Suite 200 Conshohocken, PA 19428

Copy to:

If to Executive:	Lori Cross

25.           HEADINGS.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

26.           COUNTERPARTS.

This Agreement may be executed in counterparts.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the restatement set forth above.

VIASYS HEALTHCARE INC.

By:

Name: Randy Thurman
Title: Chief Executive Officer

Lori Cross

EXHIBIT A

Confidentiality and Assignment of Inventions Agreement